Exhibit 99.1

Trex Company Reports Fourth Quarter and Full Year 2020 Results

─ 40% Residential Product Sales Growth in the Fourth Quarter
─ Record Cash from Operations of $187 Million in Full Year 2020
─ Strong Double-Digit Sales Growth Expected for Full Year 2021
─ First Quarter Sales Expected at $235 million to $245 million, Up 20% at the Midpoint

Fourth Quarter 2020 Highlights
- Consolidated net sales increased 39% to $228 million
- Gross margin of 40.5%
- Diluted earnings per share of $0.37
- EBITDA margin of 27.9%

Full Year 2020 Highlights
- Consolidated net sales increased 18% to $881 million; Trex Residential net sales up 19%
- Gross margin of 40.8%; excluding the warranty reserve charge, consolidated gross margin of 41.5%
- Diluted earnings per share of $1.51 per share; excluding the warranty reserve charge, diluted earnings per share of $1.55
- EBITDA margin of 28.6%, excluding the warranty reserve charge, EBITDA margin of 29.3%

WINCHESTER, Va.--(BUSINESS WIRE)--February 22, 2021--Trex Company, Inc. (NYSE:TREX), the world’s #1 brand of composite decking and railing and leader in high-performance, low-maintenance and eco-friendly outdoor living products and a leading national provider of custom-engineered commercial railing systems, today reported financial results for the fourth quarter and full year ended December 31, 2020.

“During one of the most challenging business periods in recent history, 2020 was another record year for Trex as we successfully managed through the rapidly changing COVID-19 pandemic and delivered strong financial results without interruption to our operations. Our performance demonstrates the broad-based appeal of our products, the resilience of our company and the strength of our collaborative culture within our organization and with our dealer, retailer, distributor and contractor partners. These attributes will drive our Company’s future success, and I thank all members of the Trex team for their dedication and extraordinary efforts,” noted Bryan H. Fairbanks, President and Chief Executive Officer.

“We remain on track with our capital expenditure program to increase production capacity at our Trex Residential facilities in Virginia and Nevada. As recently announced, production in our new Virginia facility started in January 2021. When complete by June of this year, these investments will increase production capacity by approximately 70% and will further strengthen the Trex Company’s position as the industry’s leading composite decking manufacturer.

“We were honored to be recognized by both Fortune and Forbes Magazine naming Trex among the fastest-growing companies worldwide and the best mid-sized companies in the U.S, respectively. These accolades are especially meaningful to us because it demonstrates that a company can build a successful business model based on recycled materials, provide market leading products and contribute significantly to the sustainable economy. For more than 25 years, Trex has used 95% recycled content to produce superior, high-quality, sustainable products. This has made us one of the largest recyclers of polyethylene in North America, while having diverted approximately 2.5 billion pounds of polyethylene film from oceans and landfills over the last ten years,” commented Mr. Fairbanks.

Fourth Quarter 2020 Results

Consolidated net sales for the fourth quarter of 2020 were $228 million, 39% ahead of the 2019 fourth quarter. Trex Residential Products net sales increased 40% to $214 million, driven by continued robust demand across all product lines during a quarter that traditionally experiences reduced home improvement and construction activity. Trex Commercial Products contributed $15 million to consolidated fourth quarter sales.

Gross margin for the quarter was 40.5% compared to 43.2% in the year-ago quarter, reflecting COVID-19 management costs of approximately $2 million and the hiring, training and initial startup costs in advance of capacity ramp up at the Virginia facility. Gross margin for Trex Residential Products and Trex Commercial Products was 41.3% and 28%, respectively.

Selling, general and administrative expenses were $34 million, or 15% of net sales, primarily due to an increase in personnel related expenses, including higher incentive compensation, compared to $25 million, or 15.2% of net sales, in last year’s fourth quarter.

Net income for the fourth quarter of 2020 was $43 million, or $0.37 per diluted share, representing increases of 22% and 19%, respectively, from net income of $35 million, or $0.31 per diluted share, reported for last year’s fourth quarter. The increase in net income was driven primarily by volume growth in net sales at Trex Residential. EBITDA increased 28% to $64 million and EBITDA margin was 27.9%. Cash from operations was $175 million.

Recent Developments and Recognitions

  Dennis Schemm, Chief Financial Officer, was promoted to Senior Vice President from Vice President in recognition of his accomplishments since joining Trex Company in April 2020.
  Once again, Trex was honored to be a part of the HGTV Dream Home in 2021. This year’s home, located in Newport, Rhode Island, features multiple outdoor spaces “decked” out with beautiful high-performance, low-maintenance and eco-friendly Trex outdoor living products, including Trex decking, railing, lighting and a Trex Pergola.
  Trex announced an expansion of a successful long-term recycling program which has diverted more than 200 million pounds of recycled plastic film, the equivalent of more than 5,000 truckloads, from landfills to the NexTrex® plastic film recycling program for retailers and consumers.

Full Year 2020 Results

Consolidated net sales in 2020 were $881 million, 18% above the $745 million reported in 2019. Trex Residential Products net sales were up 19% to $828 million, substantially all due to volume growth resulting from strong broad-based demand, positive momentum in the residential repair and remodeling sector, and the wood conversion initiative to expand its addressable market. Trex Commercial Products contributed an additional $53 million to consolidated net sales.

Gross margin was 40.8%. Trex Residential Products gross margin was 41.6% and Trex Commercial Products gross margin was 29.2%. Trex Residential gross margin was impacted by hiring and training costs in advance of capacity ramp up and initial startup costs at its Virginia and Nevada facilities, COVID-19 management costs of approximately $5 million, higher inflation and depreciation due to capital expansion.

Selling, general and administrative expenses were $126 million, or 14.3% of net sales, down from the prior year of 15.9% of net sales.

Net income totaled $176 million, or $1.51 per diluted share, compared to net income of $145 million, or $1.24 per diluted share, for 2019. EBITDA increased 24% to $252 million and EBITDA margin was 28.6%. Cash from operations was a record $187 million and capital expenditures were $173 million for full year 2020.

The Company recognized a charge of $6.5 million during the 2020 third quarter to the Trex Residential warranty reserve related to the legacy surface flaking issue that affected a portion of the products manufactured at the Nevada plant prior to 2007. Excluding the warranty charge, full year 2020 consolidated gross margin was 41.5%. Net income in 2020 was $180 million, or $1.55 per diluted share, up 25% and 26%, respectively, and EBITDA increased 28% to $258 million and EBITDA margin was 29.3%.

Summary and Outlook

Another year of strong double-digit sales growth is expected in 2021. We expect first quarter consolidated net sales to range from $235 million to $245 million, representing year-on-year growth of 20% at the midpoint. We expect growth to expand in the second and third quarters as our capacity increases and as we backfill inventory in the channel. For full year 2021, we anticipate incremental EBITDA margin to be between 35% to 40%, inclusive of startup related expenses which will continue as we ramp up production at our Virginia facility, higher inflation and more normalized selling, general and administrative expenses partially offset by cost savings projects. Our tax rate is anticipated at approximately 25%. Depreciation will range from $35 million to $40 million increasing throughout the year, and we expect full year spending on capital expenditures to be in the range of $130 million to $150 million.

“Demand for Trex Residential products continues to benefit from positive secular trends, including growth in the outdoor living category, renewed focus on the home, the shift in populations from urban to suburban and smaller metropolitan areas, and consumers’ increasing preference for sustainable products. With the strength of outdoor living trends continuing, we expect our brand leadership and new capacity to allow us to drive growth across our product portfolio, including a significant opportunity for conversion from wood to Trex sustainable composite decking and railing. In addition, we expect Trex Commercial to continue to provide innovative solutions in the commercial railing space and maintain focus on operational improvements,” Mr. Fairbanks concluded.

Fourth Quarter 2020 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth quarter and full year 2020 results and other corporate matters on Monday, February 22, 2021 at 5:00 p.m. ET. To participate on the day of the call, dial 1-877-270-2148, or internationally 1-412-902-6510, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website here. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics, including the strain of coronavirus known as COVID-19; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use the non-GAAP financial measure of earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA as a percentage of net sales, EBITDA margin, to assess performance. We consider EBITDA to be an important supplemental indicator of our core operating performance because it eliminates many differences among companies in capitalization and tax structures, capital investment cycles and ages of related assets.

Gross margin, net income, diluted earnings per share, EBITDA and EBITDA margin were adjusted to exclude a provision of $6.5 million to the Trex Residential warranty reserve related to the legacy surface flaking issue that affected a portion of the products produced at the Nevada plant prior to 2007. Details of the adjustment are disclosed in Note 18, Commitments and Contingencies; Product Warranty, to the Company’s Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2020.

We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts. The non-GAAP measures included in this release are not meant to be considered superior to or a substitute for our GAAP results.

Reconciliation of net income (GAAP) to EBITDA (non-GAAP) is as follows:

	Three Months ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(000s omitted)
Net income	$43,301	$35,497	$175,631	$144,738
Interest income, net	(198)	(701)	(999)	(1,503)
Income tax expense	15,064	11,444	59,003	44,964
Depreciation and amortization	5,490	3,651	17,940	14,031
EBITDA	63,657	49,891	$251,575	$202,230

Net income as a percentage of net sales	19.0%	21.5%	19.9%	19.4%
EBITDA as a percentage of net sales (EBITDA margin)	27.9%	30.3%	28.6%	27.1%

Reconciliation of net income (GAAP) to net income excluding the legacy warranty provision (non-GAAP) is as follows:

Year Ended December 31, 2020
(000s omitted, except per share data)
Net income	$175,631
Warranty provision	6,480
Income taxes on provision	1,630
Adjusted net income	$180,481

Diluted EPS	$1.51
Adjusted diluted EPS	$1.55

Fourth quarter cash flow information is as follows:

Q4 Cash Flow Information	Three Months Ended December 31,
	2020	2019
Provided by (Used in)	(000s omitted)
Operating activities	$174,780	$57,366
Investing activities	(73,112)	(30,339)
Financing activities	(48)	(11,476)
Net Increase in Cash	$101,620	$15,551

About Trex Company

Trex Company is the world’s largest manufacturer of high-performance, eco-friendly wood-alternative decking and railing with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)

Net sales	$228,286	$164,772	$880,831	$745,347

Cost of sales	135,895	93,509	521,374	438,844

Gross profit	92,391	71,263	359,457	306,503

Selling, general and administrative expenses	34,224	25,023	125,822	118,304

Income from operations	58,167	46,240	233,635	188,199

Interest income, net	(198)	(701)	(999)	(1,503)

Income before income taxes	58,365	46,941	234,634	189,702

Provision for income taxes	15,064	11,444	59,003	44,964

Net income	$43,301	$35,497	$175,631	$144,738

Basic earnings per common share	$0.37	$0.31	$1.52	$1.24

Basic weighted average common shares outstanding	115,791,757	116,591,434	115,888,859	116,861,194

Diluted earnings per common share	$0.37	$0.31	$1.51	$1.24

Diluted weighted average common shares outstanding	116,169,754	117,025,466	116,252,866	117,315,498

Comprehensive income	$43,301	$35,497	$175,631	$144,738

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2020	2019

ASSETS
Current assets:

Cash and cash equivalents	$121,701	$148,833
Accounts receivable, net	106,748	78,462
Inventories	68,238	56,106
Prepaid expenses and other assets	25,310	19,803
Total current assets	321,997	303,204
Property, plant and equipment, net	336,537	171,300
Goodwill and other intangible assets, net	73,665	74,084
Operating lease assets	34,382	40,049
Other assets	3,911	3,602
Total assets	$770,492	$592,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$38,622	$15,227
Accrued expenses and other liabilities	62,331	58,265
Accrued warranty	5,400	5,178
Total current liabilities	106,353	78,670

Operating lease liabilities	28,579	34,242
Non-current accrued warranty	24,073	20,317
Deferred income taxes	22,956	9,831
Other long-term liabilities	-	4
Total liabilities	181,961	143,064

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized; 140,577,005 and 140,374,926 shares issued and 115,799,503 and 116,481,442 shares outstanding at December 31, 2020 and December 31, 2019, respectively	1,406	1,404
Additional paid-in capital	126,087	123,294
Retained earnings	737,311	561,680
Treasury stock, at cost, 24,777,502 and 23,893,484 shares at December 31, 2020 and December 31, 2019, respectively	(276,273)	(237,203)
Total stockholders’ equity	588,531	449,175
Total liabilities and stockholders’ equity	$770,492	$592,239

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2020	2019

Operating Activities
Net income	$175,631	$144,738
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	17,939	14,031
Deferred income taxes	13,125	7,706
Stock-based compensation	7,131	6,930
(Gain) loss on disposal of property, plant and equipment	(56)	285
Other non-cash adjustments	51	(218)
Changes in operating assets and liabilities:
Accounts receivable	(28,286)	12,701
Inventories	(12,132)	1,695
Prepaid expenses and other assets	(358)	(1,652)
Accounts payable	11,353	(16,666)
Accrued expenses and other liabilities	7,655	(10,823)
Income taxes receivable/payable	(4,759)	(2,375)

Net cash provided by operating activities	187,294	156,352

Investing Activities
Expenditures for property, plant and equipment	(172,823)	(67,265)
Proceeds from sales of property, plant and equipment	2,165	21

Net cash used in investing activities	(170,658)	(67,244)

Financing Activities
Borrowings under line of credit	276,000	89,500
Principal payments under line of credit	(276,000)	(89,500)
Repurchases of common stock	(44,854)	(46,545)
Proceeds from employee stock purchase and option plans	1,446	1,089
Financing costs	(360)	(518)

Net cash used in financing activities	(43,768)	(45,974)

Net (decrease) increase in cash and cash equivalents	(27,132)	43,134
Cash and cash equivalents at beginning of period	148,833	105,699

Cash and cash equivalents at end of period	$121,701	$148,833

Contacts

Dennis Schemm
Senior Vice President and CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
AdvisIRy Partners
212-750-5800